Filed Pursuant to Rule 424(b)(3)
Registration No. 333-190485

PROSPECTUS

$839,111,000

CAPITAL ONE FINANCIAL CORPORATION

Offer to exchange our 3.50% Senior Notes due 2023, which have been registered under the

Securities Act of 1933, as amended (the “Securities Act”), for any and all of our outstanding unregistered 3.50% Senior Notes due 2023 issued on June 6, 2013 and June 18, 2013

The exchange offer and withdrawal rights will expire at 5:00 P.M., New York City time,

on September 20, 2013 (the 20th business day following the date of this prospectus), unless extended.

We are offering to exchange $839,111,000 aggregate principal amount of our new 3.50% Senior Notes due 2023, which have been registered under the Securities Act, referred to in this prospectus as the “New Notes,” for any and all of our outstanding 3.50% Senior Notes due 2023 issued on June 6, 2013 (the “Early Settlement Date”) and June 18, 2013 (the “Final Settlement Date”), referred to in this prospectus as the “Old Notes.” The New Notes and the Old Notes are collectively referred to in this prospectus as the “Notes.”

We issued the Old Notes on June 6, 2013 and June 18, 2013 in a series of transactions not requiring registration under the Securities Act. We are offering you New Notes, with terms substantially identical to those of the Old Notes, in exchange for Old Notes in order to satisfy our registration obligations from that previous transaction. If you fail to tender your Old Notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

See “Risk Factors” starting on page 5 of this prospectus for a discussion of risks associated with the exchange of Old Notes for the New Notes offered hereby.

We will exchange New Notes for all Old Notes that are validly tendered and not withdrawn before expiration of the exchange offer. You may withdraw tenders of Old Notes at any time prior to the expiration of the exchange offer. The exchange procedure is more fully described in “The Exchange Offer—Procedures for Tendering.”

The terms of the New Notes are identical in all material respects to those of the Old Notes, except that the transfer restrictions and registration rights applicable to the Old Notes do not apply to the New Notes. See “Description of the New Notes” for more details on the terms of the New Notes.

We will not receive any proceeds from the exchange offer.

There is no established trading market for the New Notes or the Old Notes.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the expiration time, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The exchange of Old Notes for New Notes should not be a taxable event for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.” All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

August 22, 2013

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the New Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

This prospectus contains summaries of material terms of certain documents and refers you to certain documents that we have filed with the Securities and Exchange Commission.

You can obtain copies of documents incorporated by reference in this prospectus, without charge, by requesting them in writing or by telephone from us at Capital One Financial Corporation, Investor Relations Department, 1680 Capital One Drive, McLean, Virginia 22102, telephone (703) 720-2455.

Each broker-dealer that receives New Notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration time of the exchange offer, we will make this prospectus, as it may be amended or supplemented from time to time, available to such broker-dealers for use in connection with any such resales of New Notes, or, if earlier, when all New Notes subject to the exchange offer have been disposed of by such broker-dealers.

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the exchange offer.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities described in this prospectus. The SEC’s rules and regulations allow us to omit certain information included in the registration statement from this prospectus. The registration statement may be inspected by anyone without charge at the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549.

You can learn more about the financial and operational results of Capital One by reading the annual, quarterly and special reports, proxy statements and other information we file with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may also obtain copies of this information by mail from the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at rates determined by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect reports, proxy statements and other information that we have filed electronically with the SEC at the SEC’s web site at http://www.sec.gov/.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus and any prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus and any prospectus supplement. Any information incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and any information incorporated by reference in any prospectus supplement will automatically update and supersede information contained in this prospectus and any prospectus supplement. Our SEC file number is 001-13300.

We are incorporating by reference in this prospectus the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	Annual Report on Form 10-K for the year ended December 31, 2012 (including the portions of our Definitive Proxy Statement on Schedule 14A filed on March 20, 2013 incorporated by reference therein);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013; and

•

Current Reports on Form 8-K filed with the SEC on January 17, 2013 (Item 8.01 information only), February 1, 2013, February 4, 2013, February 20, 2013, May 8, 2013, May 14, 2013, May 17, 2013, June 6, 2013, June 18, 2013 and July 2, 2013.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

Our principal executive office is located at 1680 Capital One Drive, McLean, Virginia 22102 (telephone number (703) 720-1000). We maintain a website at http://www.capitalone.com. The information on our website is not part of this prospectus nor is it incorporated by reference. Documents available on our website include our (i) Code of Business Conduct and Ethics, (ii) Corporate Governance Principles, and (iii) charters for each of the Audit, Compensation, Governance and Nominating, and Risk Committees.

ii

SUMMARY

This summary highlights selected information from this prospectus and is therefore qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus. It may not contain all the information that is important to you. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the Notes. References in this prospectus to “Capital One,” “the Company,” “we,” “us,” “our” and “ours” refer to Capital One Financial Corporation unless the context otherwise requires.

Capital One Financial Corporation

We are a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., offer a broad spectrum of financial products and services to consumers, small businesses and commercial clients. For more information on Capital One, see the documents incorporated by reference into this prospectus. Our principal executive office is located at 1680 Capital One Drive, McLean, Virginia 22102 (telephone number (703) 720-1000).

The Exchange Offer

On June 6, 2013 and June 18, 2013, we completed a series of private offerings of $839,111,000 aggregate principal amount of 3.50% Senior Notes due 2023. As part of those offerings, we entered into a registration rights agreement with the initial purchaser of the Old Notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the Old Notes. Below is a summary of the exchange offer.

Old Notes	3.50% Senior Notes due 2023 originally issued on June 6, 2013 and June 18, 2013.

New Notes	Notes of the same series, the issuance of which has been registered under the Securities Act. The terms of the New Notes are identical in all material respects to those of the Old Notes, except that the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes.

Terms of the offer	We are offering to exchange a like amount of New Notes for our Old Notes in denominations of $1,000 in principal amount and integral multiples of $1,000 in excess thereof. In order to be exchanged, an Old Note must be properly tendered and accepted. All Old Notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $839,111,000 aggregate principal amount of Old Notes outstanding. We will issue New Notes promptly after the expiration of the exchange offer.

Expiration time	The exchange offer will expire at 5:00 P.M., New York City time, on September 20, 2013 (the 20th business day following the date of this prospectus), unless extended.

Procedures for tendering

To tender Old Notes, you must complete and sign a letter of transmittal in accordance with the instructions contained in it and forward it by mail, facsimile or hand delivery, together with any other documents required by the letter of transmittal, to the exchange agent, either with the Old Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of Old Notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Old Notes pursuant to the exchange offer. See “The Exchange Offer—Procedures for Tendering.”

Letters of transmittal and certificates representing Old Notes should not be sent to us. Such documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer—Exchange Agent.”

Acceptance of Old Notes for exchange; issuance of New Notes	Subject to the conditions stated in “The Exchange Offer—Conditions to the Exchange Offer,” we will accept for exchange any and all Old Notes that are properly tendered in the exchange offer before the expiration time. The New Notes will be delivered promptly after the expiration time.

Interest payments on the New Notes	The New Notes will bear interest from the most recent date through which interest has been paid on the Old Notes. If your Old Notes are accepted for exchange, then you will receive interest on the New Notes and not on the Old Notes.

Withdrawal rights	You may withdraw your tender at any time before the expiration time.

Conditions to the exchange offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the Old Notes. See “The Exchange Offer—Conditions to the Exchange Offer” for more information.

Resales of New Notes	Based on interpretations by the staff of the Securities and Exchange Commission, or SEC, as detailed in a series of no-action letters issued by the SEC to third parties, we believe that the New Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the New Notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the New Notes;

•	you are not an “affiliate” of ours; and

•	you are not a broker-dealer that acquired any of its Old Notes directly from us.

If you fail to satisfy any of the foregoing conditions, you will not be permitted to tender your Old Notes in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of your Old Notes unless such sale is made pursuant to an exemption from such requirements.

Each broker or dealer that receives New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale or other transfer of the New Notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the New Notes.

See “The Exchange Offer—Resales of New Notes.”

Exchange agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with the exchange offer. The address and telephone and facsimile numbers of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

Use of proceeds	We will not receive any proceeds from the issuance of New Notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds” and “The Exchange Offer—Fees and Expenses.”

The New Notes

The terms of the New Notes are identical in all material respects to those of the Old Notes, except that the transfer restrictions and registration rights applicable to the Old Notes do not apply to the New Notes. The New Notes will evidence the same debt as the Old Notes and will be governed by the same indenture. Where we refer to “Notes” in this prospectus, we are referring to both the Old Notes and the New Notes.

Notes offered	$839,111,000 aggregate principal amount of 3.50% Senior Notes due 2023.

Maturity date	June 15, 2023.

Listing	We do not intend to apply for listing of the New Notes on any securities exchange or for quotation through any automated dealer quotation system.

Interest	Interest on the New Notes will accrue at the rate of 3.50% per annum, accruing from the Early Settlement Date. Interest on the New Notes will be payable semi-annually on June 15 and December 15 of each year, commencing on December 15, 2013, to holders of record on the close of business on December 1 or June 1, as the case may be.

Guarantees	None.

Ranking	The New Notes will be direct, unsecured and unsubordinated obligations of Capital One and will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness.

See “Description of the New Notes.”

Form and denominations	We will issue the New Notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The New Notes will be represented by one or more global notes in fully registered, book-entry form and will be deposited with the Trustee (as defined below) as custodian for, and registered in the name of, a nominee of The Depository Trust Company, or DTC, as Depository. Except under limited circumstances, New Notes in certificated form will not be issued or exchanged for interests in global notes.

Trustee	The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS

Before tendering the Old Notes, prospective participants in the exchange offer should carefully consider the discussions of cautionary factors describing risks relating to our business and an investment in our securities in our Annual Report on Form 10-K for the year ended December 31, 2012 (“Annual Report”), which is incorporated by reference into this prospectus. See “Where You Can Find More Information” for an explanation of how to get a copy of this report. Other risks related to the New Notes are described below. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face.

Our subsequent filings with the SEC may contain amended and updated discussions of significant risks. We cannot predict future risks or estimate the extent to which they may affect our financial performance.

Risks Related to the New Notes

An active trading market for the New Notes may not develop.

There is no existing trading market for the New Notes. We do not intend to apply for listing of the New Notes on any securities exchange or for quotation through any automated dealer quotation system. Even if a trading market for the New Notes develops, the liquidity of any market for such New Notes will depend upon the number of holders of the New Notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the New Notes and other factors. Accordingly, no assurance can be given as to the liquidity of, or adequate trading markets for, the New Notes.

Our credit ratings may not reflect all risks of an investment in the New Notes.

The credit ratings of the New Notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the New Notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, the New Notes.

The New Notes are our obligations and not obligations of our subsidiaries and will be effectively subordinated to the claims of our subsidiaries’ creditors.

The New Notes are exclusively our obligations and not those of our subsidiaries. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the New Notes or to provide us with funds to pay our obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us would be subject to regulatory or contractual restrictions. Payments to us by our subsidiaries also will be contingent upon those subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and, therefore, the right of the holders of the New Notes to participate in those assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including senior and subordinated debtholders and general trade creditors. In the event of any such distribution of assets of our bank subsidiaries, the claims of depositors and other general or subordinated creditors would be entitled to priority over the claims of holders of the New Notes. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness of those subsidiaries senior to that held by us.

As of June 30, 2013, on a consolidated basis we had $12.5 billion of principal outstanding on our senior notes that mature in varying amounts from 2013 to 2023, including $2.9 billion in senior notes issued by our consolidated subsidiaries, Capital One Bank (USA), National Association (“COBNA”) and Capital One, National Association (“CONA”). Senior notes previously issued by us rank pari passu with the New Notes.

Risks Related to the Exchange Offer

You may have difficulty selling the Old Notes you do not exchange.

If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes as described in the legend on the global notes representing the Old Notes. There are restrictions on transfer of your Old Notes because we issued the Old Notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may offer or sell the Old Notes only if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any Old Notes not tendered in the exchange offer and, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered Old Notes registered under the Securities Act. In addition, the trading market, if any, for the remaining Old Notes will be adversely affected depending on the extent to which Old Notes are tendered and accepted in the exchange offer.

Broker-dealers may need to comply with the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that (1) exchanges its Old Notes in the exchange offer for the purpose of participating in a distribution of the New Notes or (2) resells New Notes that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the New Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive New Notes in the exchange offer if the exchange offer procedure is not followed.

We will issue the New Notes in exchange for your Old Notes only if you tender the Old Notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. If you are the beneficial holder of Old Notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your Old Notes are registered and instruct that person to tender on your behalf.

FORWARD-LOOKING STATEMENTS

Certain statements contained in, or incorporated by reference into, this prospectus constitute “forward-looking statements.” Such forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from those expressed or implied by such forward-looking statements. Additional information regarding “forward looking statements” is included in the Risk Factors on page 5 herein, in our Quarterly Reports on Form 10-Q filed with the SEC on May 9, 2013 and August 8, 2013 and in our Annual Report on Form 10-K filed with the SEC on February 28, 2013.

USE OF PROCEEDS

We will not receive proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes in exchange for Old Notes as described in this prospectus, we will receive Old Notes of like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase of our outstanding debt. We will pay all expenses incident to the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED

CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of (1) earnings to fixed charges and (2) earnings to combined fixed charges and preferred stock dividends for each of the periods indicated.

We compute the ratio of earnings to fixed charges by dividing earnings by the sum of fixed charges. The term “fixed charges” includes the sum of the following: (a) interest expense on debts (including or excluding deposits, as applicable) and (b) interest factor in rent expense. The term “earnings” is the amount resulting from adding (a) income from continuing operations before income taxes, (b) fixed charges and (c) equity in undistributed loss of unconsolidated subsidiaries.

We compute the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and preferred stock dividends.

Ratio of Earnings to Fixed Charges(1):	Six Months Ended June 30,	Years Ended December 31,
	2013	2012	2011	2010	2009	2008
Including Interest on Deposits	4.75	3.17	3.09	2.51	1.47	1.16
Excluding Interest on Deposits	12.95	6.30	5.42	4.05	2.58	1.43

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends(1):	Six Months Ended June 30,	Years Ended December 31,
	2013	2012	2011	2010	2009	2008
Including Interest on Deposits	4.57	3.15	3.09	2.51	1.38	1.16
Excluding Interest on Deposits	11.47	6.17	5.42	4.05	2.13	1.42

(1)	On February 27, 2009, we acquired Chevy Chase Bank, fsb. On February 17, 2012, we acquired ING Direct. On May 1, 2012, we acquired the HSBC U.S. credit card business. Each of these transactions was accounted for under the acquisition method of accounting, and their respective results of operations are included in our results from each respective transaction date.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the sale of the Old Notes, we entered into an exchange and registration rights agreement with the initial purchasers of the Old Notes, pursuant to which we agreed to file and to use our commercially reasonable efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the Old Notes for the New Notes. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the exchange and registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue the New Notes in exchange for Old Notes. The terms of the New Notes are identical in all material respects to those of the Old Notes, except that the New Notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and (2) will not have registration rights or provide for any increase in the interest rate related to the obligation to register. See “Description of the New Notes” and “Description of the Old Notes” for more information on the terms of the respective notes and the differences between them.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of Old Notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” means any person in whose name the Old Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company, or DTC, who desires to deliver such Old Notes by book-entry transfer at DTC.

We make no recommendation to the holders of Old Notes as to whether to tender or refrain from tendering all or any portion of their Old Notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of Old Notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of Old Notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.

Terms of the Exchange

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange Old Notes that are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $839,111,000 aggregate principal amount of 3.50% Senior Notes due 2023 are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of Old Notes known to us. Old Notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000 in excess thereof.

Our acceptance of the tender of Old Notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

Expiration, Extension and Amendment

The expiration time of the exchange offer is 5:00 P.M., New York City time, on September 20, 2013 (the 20th business day following the date of this prospectus). However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration time. The term “expiration time” as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any Old Notes by giving oral or written notice of an extension to the holders of Old Notes as described below. During any extension period, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept Old Notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the Old Notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

Except as described below, a tendering holder must, prior to the expiration time, transmit to The Bank of New York Mellon Trust Company, N.A., the exchange agent, at the address listed under the heading “—Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if Old Notes are tendered in accordance with the book-entry procedures listed below, an agent’s message.

In addition, a tendering holder must:

•	deliver certificates, if any, for the Old Notes to the exchange agent at or before the expiration time; or

•

deliver a timely confirmation of book-entry transfer of the Old Notes into the exchange agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

If the letter of transmittal is signed by a person other than the registered holder of Old Notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The Old Notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the Old Notes must be signed exactly as the name of any registered holder appears on the Old Notes.

If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things, the New Notes are being acquired in the ordinary course of business of the person receiving the New Notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the New Notes.

The method of delivery of Old Notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or Old Notes to us.

If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Old Notes by causing DTC to transfer the Old Notes into the exchange agent’s account, including by means of DTC’s Automated Tender Offer Program.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the Old Notes surrendered for exchange are tendered:

•	by a registered holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes, which requirements include membership or participation in the Security Transfer Agent Medallion Program, or STAMP, or such other “signature guarantee program” as may be determined by the registrar for the Notes in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the Old Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of Old Notes by causing DTC to transfer those Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered Old Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of New Notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed under “—Exchange Agent” at or prior to the expiration time; or

•	comply with the guaranteed delivery procedures described below.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If a registered holder of Old Notes desires to tender the Old Notes, and the Old Notes are not immediately available, or time will not permit the holder’s Old Notes or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•

prior to the expiration time, the exchange agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

1.	stating the name and address of the holder of Old Notes and the amount of Old Notes tendered,

2.	stating that the tender is being made, and

3.	guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the certificates for all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration time.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form and eligibility of Old Notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular Old Note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular Old Note either before or after the expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within the time we determine.

Neither we nor the exchange agent (or any other person) will be under any duty to give notification of any defect or irregularity in any tender of Old Notes. Moreover, neither we nor the exchange agent (or any other person) will incur any liability for failing to give notification of any defect or irregularity.

Other Rights

While we have no present plan to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any Old Notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any Old Notes that remain outstanding after the expiration time. We also reserve the right to terminate the exchange offer, as described below under “—Conditions of the

Exchange Offer,” and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.

Acceptance of Old Notes for Exchange; Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all Old Notes properly tendered. We will issue the New Notes promptly after acceptance of the Old Notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered Old Notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

In all cases, issuance of New Notes for Old Notes will be made only after timely receipt by the exchange agent of:

•	certificates for the Old Notes, or a timely book-entry confirmation of the Old Notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder of the Old Notes. In the case of Old Notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged Old Notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each Old Note accepted for exchange, the holder of the Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note.

Interest Payments on the New Notes

The New Notes will bear interest from the most recent date through which interest has been paid on the Old Notes for which they were exchanged or, if no interest has been paid on the Old Notes, from the date of the initial issuance of the Old Notes. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date through which interest has been paid or, if no interest has been paid on the Old Notes, from the date of initial issuance of the Old Notes. Old Notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment for accrued interest on the Old Notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the Old Notes.

Appraisal Rights

Holders of Old Notes will not have dissenter’s rights or appraisal rights in connection with the exchange offer.

Withdrawal Rights

Tenders of Old Notes may be withdrawn at any time before the expiration time.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under “—Exchange Agent” before the expiration time. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn, including the certificate number or numbers and principal amount of the Old Notes;

•	contain a statement that the holder is withdrawing its election to have the Old Notes exchanged;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the Old Notes register the transfer of the Old Notes in the name of the person withdrawing the tender; and

•	specify the name in which the Old Notes are registered, if different from that of the depositor.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If Old Notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes.

Any Old Notes properly withdrawn will be deemed not to have been validly tendered for exchange. New Notes will not be issued in exchange unless the Old Notes so withdrawn are validly re-tendered. Properly withdrawn Old Notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt and of notices of withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may terminate the exchange offer, whether or not any Old Notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•

there shall occur a change in the current interpretation by the staff of the SEC that permits the New Notes issued pursuant to the exchange offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder that is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the New Notes;

•

any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•

a banking moratorium shall have been declared by United States federal or New York State authorities that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•

trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•

an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer; or

•

any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred that is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the Old Notes or the New Notes, which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with the acceptance for exchange or with the exchange.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any Old Notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. See “—Expiration, Extension and Amendment” above.

Resales of New Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties, we believe that New Notes issued in the exchange offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders of the Old Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the New Notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the New Notes; and

•	the holders are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange Old Notes for New Notes will be required to represent that it meets the above three requirements.

Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing New Notes or any broker-dealer who purchased Old Notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	may not rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the Old Notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

In addition, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the New Notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of New Notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

AS EXCHANGE AGENT

By Facsimile for Eligible Institutions: (732) 667-9408 Attention: Christopher Landers Confirm by Telephone: (315) 414-3362

By Mail/Overnight Courier/Hand:

c/o The Bank of New York Mellon

Trust Company, N.A.

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attention: Christopher Landers

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out of pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out of pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes.

DESCRIPTION OF THE NEW NOTES

The following is a description of the terms of the New Notes offered pursuant to the exchange offer. The following description is qualified in its entirety by reference to the provisions of the senior indenture dated as of November 1, 1996, between us and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A. (as successor to Harris Trust and Savings Bank), as indenture Trustee thereunder, which we refer to as the “Senior Indenture,” and to the provisions of the (i) supplemental indenture to the Senior Indenture dated as of the Early Settlement Date with respect to Old Notes issued on the Early Settlement Date (the “Supplemental Indenture”), and (ii) Supplemental Indenture and the officers’ certificate dated as of the Final Settlement Date with respect to Old Notes issued on the Final Settlement Date (the “Officers’ Certificate,” and together with the Supplemental Indenture and the Senior Indenture, the “Indenture”) between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

Capitalized terms not defined in this Description of New Notes have the meanings assigned to such terms in the Indenture. The New Notes and the Old Notes are collectively referred to in this Description of the New Notes as the “Notes.” As used in this “Description of the New Notes,” the terms “we,” “our,” “us” and “the Company” refer to Capital One Financial Corporation and not to any of our subsidiaries.

General

You can find the definition of certain terms used in this description under the subheading “—Definitions.” We will issue the New Notes as additional notes under the Indenture. Except as described below, the terms of the Notes will include those terms stated in the Indenture and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (which we refer to as the “TIA”). The Notes are subject to all such terms, and you should refer to the Indenture and the TIA for a statement thereof. The following summary of the material provisions of the Indenture is not complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of terms used below.

The Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. We are permitted under the terms of the Indenture to, and may in the future, issue other debt securities under the Indenture constituting one or more series. The New Notes will be direct, unsecured obligations and will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness.

We will issue the New Notes in minimum denominations of $1,000 and in integral multiples of $1,000 in excess thereof. Each of the New Notes will be represented by one or more permanent global notes in fully registered, book-entry form, registered in the name of a nominee of The Depository Trust Company, or DTC. You will hold a beneficial interest in one or more of the Notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest in their books. Except under limited circumstances, we will not issue certificated New Notes. The paying agent, registrar and transfer agent for the Notes will be the corporate trust department of the trustee in New York, New York. Payment of principal will be made at maturity, together with any accrued interest thereon, in immediately payable funds against surrender to the trustee.

Principal, Maturity and Interest

The Old Notes were originally offered in, and the New Notes will be limited initially to, the aggregate principal amount of $839,111,000. The Old Notes and the New Notes constitute a single series under the Indenture. We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue, in accordance with the provisions of the Indenture, additional notes having the same ranking and the same interest rate, maturity and other terms as the New Notes offered hereby. Any additional notes having such similar terms, together with the Old Notes and the New Notes offered hereby, will constitute a single series of notes under the Indenture, provided that such additional notes shall be fungible with the New Notes offered by this prospectus for U.S. federal income tax purposes.

The New Notes will mature on June 15, 2023. Interest on the New Notes will accrue at the rate of 3.50% per annum, accruing from the Early Settlement Date. Interest on the New Notes will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2013, and ending on June 15, 2023, to holders of record on the close of business on December 1 or June 1, as the case may be, next preceding the relevant interest payment date.

If any interest payment date or the maturity date of the New Notes would otherwise be a day which is not a business day, the related payment of principal of or interest on the New Notes shall become due and payable on the next succeeding business day with the same force and effect as if made on the date such payment were due, and no interest shall accrue on the amount payable for the period from and after such interest payment date or maturity date, as the case may be. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the holder on such regular record date and shall be paid to the person in whose name the New Note is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by us, notice of which shall be given to the holders of the New Notes not less than 10 calendar days prior to such special record date. The term “business day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions in New York, New York, Chicago, Illinois or McLean, Virginia are generally authorized or obligated by law to close.

Interest on the New Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and/or interest on the global notes representing the Notes will be made to The Depository Trust Company.

The New Notes will not have the benefit of a sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay the New Notes.

Denominations

The New Notes will be issued in minimum denominations of $1,000 and in integral multiples of $1,000 in excess thereof.

Ranking

Payment of the principal and interest on the New Notes will rank equally with all of our other unsecured and unsubordinated indebtedness. As of June 30, 2013, on a consolidated basis we had $12.5 billion of principal outstanding on our senior notes that mature in varying amounts from 2013 to 2023, including $2.9 billion in senior notes issued by our consolidated subsidiaries, COBNA and CONA. Senior notes previously issued by us rank pari passu with the New Notes. The Indenture does not limit the amount of additional senior indebtedness that we or any of our subsidiaries may incur. The New Notes will be our exclusive obligations and not those of our subsidiaries. Since we are a holding company and substantially all of our operations are conducted through subsidiaries, our cash flow and consequently our ability to service debt, including the New Notes, depends upon the earnings of our subsidiaries and the distribution of those earnings to us or upon other payments of funds by those subsidiaries to us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the New Notes or to provide us with funds for payments on the New Notes whether by dividends, distributions, loans or other payments. In addition, the payment of dividends and distributions and the making of loans and advances to us by our subsidiaries may be subject to regulatory, statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries, and are subject to various business considerations.

Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization and the resulting right of the holders of New Notes to participate in those assets effectively will be subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would be subordinated to any security interests in the assets of the subsidiary and any indebtedness of the subsidiary senior to the debt held by us.

We may, without the consent of the holders of the New Notes, create and issue additional debt securities under the Indenture, ranking equally with the New Notes. We may also, without the consent of existing holders, increase the principal amount of the New Notes by issuing more New Notes in the future, on the same terms and conditions (other than the issue date and possibly the price to the public) and with the same CUSIP number (if appropriate), in each case, as the New Notes being offered by this prospectus. We do not plan to inform existing holders of New Notes of any future issuance and sale of additional New Notes in the future.

Covenants

The Indenture does not significantly limit our operations. In particular, the Indenture does not:

•	limit the amount of debt securities that we can issue from time to time;

•	limit the number of series of debt securities that we can issue from time to time;

•	limit or otherwise restrict the total amount of debt that we or our subsidiaries may incur or the amount of other securities that we may issue;

•	require us or an acquiror to repurchase the Notes in the event of a “change in control;” or

•

contain any covenant or other provision that is specifically intended to afford any holder of Notes any protection in the event of highly leveraged transactions or similar transactions involving us or our subsidiaries.

Under the Indenture, we have agreed to the following:

•

except as permitted as described under “Description of New Notes — Consolidation, Merger and Sale of Assets,” we will preserve and keep in full force and effect our corporate existence and the corporate existence of each of our “significant subsidiaries” (as defined below) and our rights (charter and statutory) and franchises and those of each of our significant subsidiaries. However, neither we nor any of our significant subsidiaries will be required to preserve any of these rights or franchises if we or the significant subsidiary, as the case may be, determine that the preservation of these rights or franchises is no longer desirable in the conduct of our or its business, as applicable, and that the loss of these rights or franchises is not disadvantageous in any material respect to the holders of Notes;

•

the Indenture contains a covenant limiting our ability to dispose of the voting stock of a significant subsidiary. A “significant subsidiary” is any of our majority-owned subsidiaries the consolidated assets of which (as reflected on our consolidated balance sheet) constitute 20% or more of our consolidated assets. This covenant generally provides that, except as permitted as described under “Description of New Notes — Consolidation, Merger and Sale of Assets,” as long as any of the Notes are outstanding:

•

neither we nor any of our significant subsidiaries will sell, assign, transfer or otherwise dispose of the voting stock of a significant subsidiary or securities convertible into or options, warrants or rights to subscribe for or purchase such voting stock, and we will not permit a significant subsidiary to issue voting stock, or securities convertible into or options, warrants or rights to subscribe for or purchase such voting stock, in each case if, after giving effect to such transaction and to the issuance of the maximum number of shares of voting stock of the significant subsidiary issuable upon the exercise of all such convertibles securities, options, warrants or rights, such significant subsidiary would cease to be a “controlled subsidiary” (as defined below); and

•

we will not permit a significant subsidiary to merge or consolidate with or into any corporation unless the survivor is us or is, or upon consummation of the merger or consolidation will become, a controlled subsidiary, or to lease, sell or transfer all or substantially all of its properties and assets except to us or a controlled subsidiary or a person that upon such lease, sale or transfer will become a controlled subsidiary.

A “controlled subsidiary” is a significant subsidiary of which at least 80% of the voting stock is owned by us and/or one or more of our controlled subsidiaries.

The limitations described above do not apply to certain transactions required by law, rule, regulation or governmental order (including as a condition to an acquisition of another entity by us) or to any sale or transfer of assets in a securitization transaction.

In addition, the Indenture contains a covenant limiting our ability to create liens on the voting stock of a significant subsidiary. This covenant generally provides that, as long as any of the Notes are outstanding, neither we nor any of our subsidiaries will create, assume or incur any pledge, encumbrance or lien upon a significant subsidiary’s voting stock, or upon securities convertible into or options, warrants or rights to subscribe for or purchase, a significant subsidiary’s voting stock, directly or indirectly, to secure indebtedness for borrowed money, if, treating such pledge, encumbrance or lien as a transfer of the significant subsidiary’s voting stock or securities convertible into or options, warrants or rights to subscribe for or purchase the significant subsidiary’s voting stock to the secured party (in each case after giving effect to such transaction and to the issuance of the maximum number of shares of voting stock of the significant subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights), the significant subsidiary would cease to be a controlled subsidiary, unless the Notes are equally and ratably secured with any and all such indebtedness by such pledge, encumbrance or lien.

Consolidation, Merger and Sale of Assets

The Indenture generally permits a consolidation or merger between us and another corporation and the conveyance, transfer or lease by us of all or substantially all of our property or assets, in each case without the consent of the holders of the Notes. However, the Indenture requires that:

•	the successor or purchaser be a corporation organized under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes our obligations on the Notes;

•	immediately after giving effect to the transaction, no event which, after notice or lapse of time, would become an event of default, will have occurred and be continuing pursuant to the Indenture; and

•

either we or such successor person has delivered to the Trustee an officer’s certificate and an opinion of counsel stating the consolidation, merger, transfer or lease, as applicable, complied with such provisions and all conditions precedent of the Indenture.

The successor shall be substituted for us as if it had been an original party to the Indenture and the Notes. Thereafter, the successor may exercise our rights and powers under the Indenture and the Notes and, except in the case of a lease, we will be released from all of our obligations and covenants under those documents.

Events of Default

Events of default under the Indenture with respect to the Notes are:

1.	failure to pay interest on the Notes when due and continuance of that default for 30 days;

2.	failure to pay the principal of the Notes when due and payable;

3.	failure to perform or the breach of any covenant or warranty in the Indenture or the Notes that continues for 60 days after we are given written notice by the Trustee or are given written notice by the holders of at least 25% in principal amount of the Notes;

4.	any event of default under any mortgage, Indenture or other instrument securing or evidencing any indebtedness of us or any significant subsidiary for money borrowed, resulting in such indebtedness in principal amount exceeding $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, if the acceleration is not rescinded or annulled within 30 days after written notice; or

5.	certain events of bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

If a default occurs with respect to the Notes, the Trustee will give the holders of the Notes notice of such default.

If an event of default with respect to the Notes occurs and is continuing, either the Trustee or the holders of not less than 25% of the aggregate principal amount of the Notes may declare the principal amount of the Notes to be due and payable immediately.

Any time after a declaration of acceleration of the Notes has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in aggregate principal amount of the Notes (the “Majority Holders”) may, under certain circumstances, void the declaration.

The Majority Holders may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. The Trustee generally is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless those holders offer the Trustee reasonable indemnity.

A holder does not have the right to institute a proceeding with respect to the Indenture, for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given written notice to the Trustee of a continuing event of default;

•

the holders of not less than 25% of the aggregate principal amount of the Notes have made a written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee under the Indenture, and such holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the Trustee has failed to institute a proceeding within 60 days after receipt of such notice, request and offer of indemnity; and

•	the Trustee has not received an inconsistent direction from the Majority Holders within such 60-day period.

However, these limitations do not apply to a suit for the enforcement of payment or conversion rights instituted on or after the due dates in respect of the Notes.

Waivers of Certain Covenants and Past Defaults

The Majority Holders may, on behalf of all holders of the Notes, waive our compliance with certain restrictive provisions of the Indenture. They also may waive any past default with respect to the Notes under the Indenture, except (1) a default in the payment of principal of, premium, if any, interest on or any additional amount, or (2) a default in the performance of certain covenants which cannot be modified without the consent of all of the holders of the Notes.

Amendments to the Indenture

Supplemental Indenture with Consent of Holders

We and the Trustee may modify or amend the Indenture, with the consent of the holders of at least 66 2/3% in principal amount of the Notes.

However, no modification or amendment may, without the consent of each holder affected by the modification or amendment:

•	change the due date of the principal of, or any premium or installment of interest on, or any additional amounts with respect to the Notes;

•

reduce the principal amount of, or the rate of interest on, or any additional amounts or premium, if any, payable with respect to the Notes, or, except as otherwise permitted, change an obligation to pay additional amounts with respect to the Notes, or adversely affect the right of repayment at the option of any holder, if any;

•

change the place of payment, the currency in which the principal of, any premium, if any, or interest on, or any additional amounts with respect to the Notes is payable or impair the right to institute suit for the enforcement of any such payment on or after the due date thereof (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of the holder, on or after the date for repayment);

•

reduce the percentage in principal amount of Notes the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences under the Indenture or reduce requirements for quorum or voting; and

•

modify any of the provisions in the Indenture provisions described above under “Waivers of Certain Covenants and Past Defaults” and under “Amendments to the Indenture — Supplemental Indentures with Consent of Holders,” except to increase any percentage in principal amount of the Notes the consent of whose holders is required for a supplemental indenture or waiver, or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holders of each outstanding Note affected thereby.

Supplemental Indenture without Consent of Holders

We and the Trustee may modify and amend the Indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession of another person to us, and the assumption by the successor of our covenants in the Indenture and the Notes;

•	to add to our covenants for the benefit of the holders of the Notes or to surrender any right or power conferred upon us in the Indenture;

•

to add or change any provisions of the Indenture to provide that bearer debt securities may be registrable as to principal, to change or eliminate restrictions on payments with respect to the Notes, to permit registered securities to be exchanged for bearer securities, to permit bearer securities to be exchanged for bearer securities of other authorized denominations or to permit or facilitate the issuance of securities in uncertificated form, provided any such action does not adversely affect the interests of the holders of the Notes in any material respect;

•

to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any provisions of the Indenture as necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee;

•

to cure any ambiguity or to correct or supplement any provision in the Indenture that may be defective or inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture which do not adversely affect the interests of the holders of the Notes in any material respect;

•	to modify the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of Notes;

•	to add additional events of default with respect to the Notes;

•

to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate the defeasance and discharge of the Notes, provided the action does not adversely affect the interests of the holders of the Notes in any material respect;

•	to secure the Notes; and

•

to amend or supplement any provision of the Indenture or any supplemental indenture, provided that the amendment or supplement does not materially adversely affect the interests of the holders of Notes.

Defeasance and Discharge

We may at any time elect to defease and will be deemed to have paid and discharged our obligations on the Notes if:

•	no event of default has occurred and is continuing, or would occur upon the giving of notice or lapse of time, at the time of the satisfaction and discharge;

•

either (1) we have irrevocably deposited with the Trustee sufficient cash or government securities to pay when due all the principal of, premium, if any, interest on and additional amounts, if any, with respect to the Notes, through the stated maturity of the Notes (or, if the Notes have become due and payable, through the date of such deposit), or (2) we have properly fulfilled such other means of satisfaction and discharge as is provided in or pursuant to the Indenture for the Notes;

•	we have paid all other sums payable under the Indenture with respect to the Notes;

•

we have delivered to the Trustee a certificate of our independent public accountants certifying as to the sufficiency of the amounts deposited by us, and an officers’ certificate and opinion of counsel as required by the Indenture; and

•	we have delivered to the Trustee an opinion of counsel to the effect that the holders will have no federal income tax consequences as a result of the deposit or termination.

In the case of a defeasance, the holders of the Notes will not be entitled to the benefits of the Indenture, except for the registration of transfer or exchange and the replacement of stolen, lost or mutilated Notes and the requirements regarding the maintenance of an office or agency where the Notes can be surrendered for payment or registration of transfer or exchange and the right of the holders of the Notes to receive from the deposited funds payment of the principal of, premium, if any, interest on, and any additional amounts, if any, with respect to the Notes when due.

Same-Day Settlement and Payment

Settlement of the New Notes will be made in immediately available funds. All payments by us to the depositary of principal and interest will be made in immediately available funds. So long as any New Notes are represented by global securities registered in the name of the depositary or its nominee, those New Notes will trade in the depositary’s Same-Day Funds Settlement System which requires secondary market trading in those notes to settle in immediately available funds. No assurance can be given as to the effect, if any, of this requirement to settle in immediately available funds on trading activity in the New Notes.

Book-Entry System

Upon the issuance of the New Notes and the deposit of the global certificate or certificates representing the New Notes with or on behalf of DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the New Notes represented by such certificate or certificates to the accounts of the participants. The accounts to be credited will be designated by the Exchange Agent.

Owners of beneficial interests in the global certificates will not be entitled to receive certificated New Notes in registered form and will not be considered holders of New Notes unless: (1) DTC notifies us in writing that it is no longer willing or able to act as a depository or if DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days after the effective date of DTC’s ceasing to act as depository for the New Notes; (2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of New Notes in certificated form; or (3) any event shall have happened and be continuing which, after notice or lapse of time, or both, would constitute an Event of Default with respect to the New Notes. In the event of such occurrences, upon surrender by DTC or a successor depositary of the global certificates, New Notes in certificated form will be issued to each person that DTC or a successor depositary identifies as the beneficial owner of the related New Notes. Upon such issuance, the Trustee, at our direction, is required to register such New Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee thereof). Such New Notes would be issued in fully registered form, without coupons, in minimum denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000.

Global certificates may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global certificates may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), each as indirect participants in DTC. Transfers of beneficial interests in the global certificates will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time. DTC has advised us as follows: it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with it. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants in DTC’s system include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to DTC’s system also is available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we collectively call indirect participants. Persons that are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

DTC has also advised us that, upon the issuance of the global certificates evidencing the New Notes, it will credit, on its book-entry registration and transfer system, the respective principal amounts of the New Notes evidenced thereby to the designated accounts of participants. Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global certificates will be shown on, and the transfer of those ownership interests may be effected only through, records maintained by DTC or its nominee (with respect to participants) and the records of participants and indirect participants (with respect to other owners of beneficial interests in the global certificates).

Investors in the global certificates that are participants may hold their interests therein directly through DTC. Investors in the global certificates that are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the global certificates on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. All interests in a global certificate, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain purchasers of securities take physical delivery of those securities in definitive form. These laws may impair the ability of holders to transfer beneficial interests in global certificates to certain purchasers. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a person having beneficial interests in a global certificate to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

As long as DTC or any successor depositary for a global certificate, or any nominee, is the registered holder of such global certificate, DTC or such successor depositary or nominee will be considered the sole owner or holder of the New Notes represented by such global certificate for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a global certificate will not be entitled to have New Notes represented by such global certificates registered in their names, will not receive or be entitled to receive physical delivery of the New Notes in definitive form, and will not be considered the owners or holders thereof for any purpose under the Indenture. Accordingly, each person owning a beneficial interest in a global certificate must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that, under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in the global certificates desires to give any consent or take any action under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interests to give or take such action or consent, and such participants would authorize beneficial owners owning through such participants to give or take such action or consent or would otherwise act upon the instructions of beneficial owners owning through them.

Payment of principal and interest on the New Notes that are registered in the name of or held by DTC or any successor depositary or nominee will be payable to DTC or such successor depositary or nominee, as the case may be, in its capacity as registered holder of the global certificates representing the New Notes. Under the terms of the Indenture, DTC and the Trustee will treat the persons in whose names the New Notes, including the global certificates, are registered as the owners of such securities for the purpose of receiving payments and for all other purposes. Consequently, neither we, nor the Trustee, will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global certificates, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, or for any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

We have been advised by DTC that its current practice, upon receipt of any payment of principal or interest in respect of the global certificates, is to credit participants’ accounts with payments on the payment date, unless DTC has reason to believe it will not receive payments on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the New Notes as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in the global certificates held through such participants and indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants or indirect participants, and will not be the responsibility of us or the Trustee. Neither we nor any such person or agent will be liable for any delay by DTC nor by any participant or indirect participant in identifying the beneficial owners of the New Notes, and we and any such person or agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global certificate in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream. DTC has advised us that it will take any action permitted to be taken by a holder of the New Notes only at the direction of one or more participants to whose account DTC has credited the interests in the global certificates and only in respect of such portion of the aggregate principal amount of the New Notes as to which such participant or participants has or have given such direction.

Except as provided in this Confidential Offering Circular, owners of beneficial interests in a global certificate will not be entitled to receive physical delivery of the New Notes in certificated form and will not be considered the holders of the related New Notes for any purpose under the Indenture, and no global certificate will be exchangeable, except for another global certificate of the same denomination and tenor to be registered in the name of DTC or a successor depositary or nominee. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the beneficial owner is not a participant, on the procedures of the participant or indirect participant through which the beneficial owner owns its interest to exercise any rights of a holder under the Indenture.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global certificates among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section, including any description of the operations and procedures of DTC, Euroclear and Clearstream, has been provided solely as a matter of convenience. We do not take any responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind. The operations and procedures of DTC, Euroclear and Clearstream are solely within the control of such settlement systems and are subject to changes by them. We urge investors to contact such systems or their participants directly to discuss these matters.

Clearstream. Clearstream, formerly Cedelbank, has advised us that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interacts with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier) and the Banque Centrale du Luxembourg. Clearstream participants are financial institutions recognized around the world and include underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream’s U.S. customers are limited to securities brokers, dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies, which clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Euroclear. Euroclear has advised us that it was created in 1968 to hold securities for its participants (“Euroclear participants”) and to clear and settle transactions between its Euroclear participants and between its Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous delivery of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interacts with domestic markets in several countries. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Distributions with respect to New Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions governing the use of Euroclear, when received by the U.S. depositary for Euroclear.

Euroclear has further advised us that investors that acquire, hold and transfer interests in the New Notes by book-entry through accounts with Euroclear or any securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global certificates.

Euroclear has advised us that under Belgian law, investors that are credited with securities on the records of Euroclear have a co-proprietary right in the fungible pool of interests in securities on deposit with Euroclear in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of Euroclear, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with Euroclear. If Euroclear did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear participants credited with such interests in securities on Euroclear’s records, all Euroclear participants having an amount of interests in securities of such type credited to their accounts with Euroclear would then have the right under Belgian law only to the return of their pro rata share of the amount of interests in securities actually on deposit.

Under Belgian law, Euroclear is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interest in securities on its records.

Notice

Notices to holders of the New Notes will be given by first-class mail to the addresses of such holders as they appear in the note register or by electronic transmission through the facilities of DTC.

Governing Law

The New Notes will be and the Indenture is governed by and construed in accordance with the laws of the State of New York. The Senior Indenture is governed by and construed in accordance with the laws of the State of New York.

Trustee

The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A. (as successor to Harris Trust and Savings Bank) is the Trustee with respect to the New Notes. The Trustee is one of a number of banks with which we and our subsidiaries maintain banking and trust relationships in the ordinary course of business.

DESCRIPTION OF THE OLD NOTES

The terms of the Old Notes are identical in all material respects to those of the New Notes, except that: (1) the Old Notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances); and (2) the New Notes will not provide for any additional interest following this exchange offer.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax consequences of the exchange of Old Notes for New Notes. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The following relates only to New Notes that are acquired in this offering in exchange for Old Notes originally acquired at their initial offering for an amount of cash equal to their issue price. Unless otherwise indicated, this summary addresses only the U.S. federal income tax consequences relevant to investors who hold the Old Notes and the New Notes as “capital assets” within the meaning of Section 1221 of the Code.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, entities and arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates, and persons holding notes as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment. The discussion does not address any foreign, state, local or non-income tax consequences of the exchange of Old Notes for New Notes.

This discussion is for general purposes only. Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state, or local laws and tax treaties, and the possible effects of changes in tax laws.

U.S. Federal Income Tax Consequences of the Exchange Offer to Holders of Old Notes

The exchange of Old Notes for New Notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. Holders of Old Notes will not recognize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the New Notes as they had in the Old Notes immediately before the exchange. The U.S. federal income tax consequences of holding and disposing of the New Notes will be the same as those applicable to the Old Notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration time of the exchange offer, we will make this prospectus, as it may be amended or supplemented from time to time, available to such broker-dealers for use in connection with any such resales of New Notes, or, if earlier, when all New Notes subject to the exchange offer have been disposed of by such broker-dealers.

We will not receive any proceeds from the issuance of New Notes in the exchange offer or from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own accounts may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account in connection with the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration time the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company has agreed to pay all expenses incident to the exchange offer (including the reasonable and documented expenses (subject to a maximum not to exceed $25,000) of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF THE NOTES

The validity of the New Notes offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

$839,111,000

CAPITAL ONE FINANCIAL CORPORATION

3.50% Senior Notes due 2023

PROSPECTUS

August 22, 2013

All tendered Old Notes, executed letters of transmittal and other related documents should be directed to the exchange agent at the numbers and address below. Requests for assistance and for additional copies of the prospectus, the letter of transmittal and other related documents should also be directed to the exchange agent.

The exchange agent for the exchange offer is:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

AS EXCHANGE AGENT

By Facsimile for Eligible Institutions: (732) 667-9408 Attention: Christopher Landers Confirm by Telephone: (315) 414-3362

By Mail/Overnight Courier/Hand:

c/o The Bank of New York Mellon

Trust Company, N.A.

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, New York 13057

Attention: Christopher Landers